Exhibit 10.1

SERVICING AGREEMENT

among

W.S. BADCOCK CORPORATION

Servicer

and

B. RILEY RECEIVABLES, LLC

Company

Dated as of December 20, 2021

EXHIBITS

EXHIBIT A	ACCOUNT DOCUMENTS
EXHIBIT B	RECEIVABLE LEVEL DATA TAPE
EXHIBIT C	SERVICING MANUAL
EXHIBIT D	SERVICING RECORDS
EXHIBIT E	SERVICER ACCOUNT
EXHIBIT F	COLLECTION ACCOUNT
EXHIBIT G	CHARGED OFF REPORTING
EXHIBIT H	INSURANCE REPORTING

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SERVICING AGREEMENT

This Servicing Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 20, 2021 (the “Effective Date”), is by and among B. Riley Receivables, LLC, a Delaware limited liability company, as owner (“Company”) and W.S. Badcock Corporation, a Florida corporation, as servicer (in such capacity, “Servicer”) and seller (in such capacity, “Seller”).

Recitals

WHEREAS, in the regular course of its business, Servicer services Accounts and Receivables for its own account;

WHEREAS, Company intends to purchase certain Receivables arising under Accounts owned by Seller from Seller from time to time pursuant to the Master Receivables Purchase Agreement dated as of December 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Receivables Purchase Agreement”);

WHEREAS, Company desires to retain Servicer to service and administer the Receivables purchased by the Company under the Receivables Purchase Agreements in connection with the Servicer’s servicing of the related Accounts for Seller’s own account; and

WHEREAS, Company and Servicer desire to set forth the terms and conditions on which Servicer will service and administer the Receivables and related Accounts.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the Company and Servicer agree as follows:

Section 1.      Definitions. Unless the context shall clearly indicate some other meaning, terms used in this Agreement shall have the meanings assigned thereto in the recitals above or specified in this Section 1 or, if not defined in this Section 1, in the Master Receivables Purchase Agreement.

For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below.

Authorized Representative: Any Person expressly designated by Company as an Authorized Representative, as set forth from time to time in a certificate in a form prescribed by Company, and Servicer shall be an Authorized Representative of Company solely for the purposes of the actions to be taken by Servicer pursuant to Section 3(a).

Change in Control of Servicer: (A) Servicer or any direct or indirect holder of equity interests in Servicer enters into any agreement or agreements that contemplates (i) the merger or consolidation of Servicer with or into any Person, (ii) the sale, transfer or other disposition of any material portion of Servicer’s assets or business to any Person (other than the sale of receivables in the normal course of Servicer’s business) or (iii) Franchise Group, Inc. shall fail to own and control, in the aggregate, more than 51% of the outstanding equity interests of Servicer, or shall fail to own and control the right to appoint a majority of the Board of Directors of Servicer (or the equivalent governing body).

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Collection Account: The Company’s bank account as set forth on Exhibit F.

Collection Period: As of the Effective Date, from the first Cutoff Time to and including January 15, 2022, after January 15, 2022, bi-weekly (from Sunday to the second Saturday) until the end of the Purchase Period, and on the first day after the Purchase Period, from such date weekly (from Sunday to Saturday) until all Receivables have been paid in full.

Confidential Information: The terms and conditions of this Agreement and any proprietary non-public information of a party hereto that is furnished to the other party hereto in connection with this Agreement or the transactions contemplated hereby, including but not limited to, records, documents, proprietary information, technology, software, trade secrets, financial and business information, or data related to such other party’s products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales, costs, profits, pricing methods, organization, employee or customer lists and process), whether oral, written, or communicated via electronic media or otherwise disclosed or made available to a party or to which a party is given access pursuant to this Agreement by the other party, and any information obtained through access to any information assets or information systems (including computers, networks, voice mail, etc.), that, if not otherwise described above, is of such a nature that a reasonable person would believe to be confidential, as well as any Consumer Information. Information (other than Consumer Information) that is made available to the general public, received from independent sources, already in possession of the receiving party prior to disclosure hereunder or that is independently developed without the use of Confidential Information shall not be considered Confidential Information.

Consumer Information: Any “nonpublic personal information” (as such term is defined in the Gramm-Leach-Bliley Act and/or the regulations implementing the provisions thereof) and other personally identifiable information relating to Buyers or applicants.

Customary Servicing Procedures: Procedures (including collection procedures) that Servicer customarily employs and exercises in servicing and administering consumer loans for its own account and in accordance with the Servicing Manual, and in compliance with all applicable Laws.

GAAP: Generally accepted accounting principles in the United States of America or International Financial Reporting Standards (IFRS) as in effect from time to time.

Local Account: An account established by or in the name of Servicer or controlled by Servicer into which Collections from applicable Buyers may be paid.

Principal Prepayment: Any payment or other receipt of the unpaid amount of a Receivable which is received in advance of its scheduled due date and is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

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Receivable Level Data Tape: An electronic file containing Buyer information, original Receivable amount, current Unpaid Amount, payment history and the other fields set forth in Exhibit B with respect to each Receivable from the date hereof.

Reporting and Remittance Date: With respect to any Collection Period, the sixth Business Day after the end of such Collection Period.

Scheduled Payments: With respect to any Receivable, the periodic payments payable under the terms of the related Account Documents (which shall include all payments of principal, interest, fees and premiums).

Servicer Account: The Servicer’s bank account set forth on Exhibit E.

Servicer Event of Default: Any one of the conditions or circumstances enumerated in Section 11(a).

Services: The services that Servicer has agreed to provide to Company under this Agreement, whether directly or through one or more agents, subcontractors or service providers.

Servicing Fee: As of any date of determination, an amount equal to 2.0% per annum on the aggregate Unpaid Amount of Receivables (other than Defaulted Receivables) owned by the Purchaser at the beginning of the each calendar month (to be pro-rated in the first reporting period for newly purchased Receivables acquired mid-month).

Servicing Manual: Servicer’s servicing policies and procedures applicable to the Receivables in the form attached hereto as Exhibit C, as amended, modified and/or supplemented from time to time in accordance with the terms of this Agreement.

Servicing Records: With respect to any Receivable, all of the documents and records related to or required for the servicing of such Receivable, including the items referred to in Exhibit D annexed hereto pertaining to such Receivable.

Section 2.     Commencement of Servicing; Books and Records

(a)	Commencement of Servicing.

(i)    Servicer shall service the Receivables and the related Accounts in accordance with the terms hereof. Upon request, Servicer shall cooperate and use commercially reasonable efforts to transfer the Electronic Account Documents and any related electronic documents to the Purchaser or its designee.

(ii)    Servicer’s possession of the Servicing Records retained by Servicer is for the purpose of servicing the related Receivable and the related Account. The portion of the Servicing Records so retained by Servicer shall be appropriately marked to reflect clearly Company’s ownership of the related Receivable. Servicer shall release Servicing Records from its custody only in accordance with written instructions from Company, unless such release is (A) required as incidental to Servicer’s servicing of the Receivables and related Accounts or (B) otherwise required or permitted pursuant to the terms hereof, including Section 3(b).

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(b)	Books and Records, Receivable Level Data Tape, Servicing Manual.

(i)    All rights arising out of the Receivables, including all funds received on or in connection with a Receivable, except as otherwise provided herein, shall be held by Servicer in trust for the benefit of Company as the owner of the Receivables. Servicer, on behalf of Company, shall be responsible for maintaining, and shall maintain, a complete and accurate set of books and records for each Receivable and related Account, which shall include the related Account Documents and Servicing Records, and shall be clearly marked to reflect the ownership of each Receivable by Company.

(ii)    Servicer may not make amendments or modifications to the Servicing Manual that could reasonably be expected to have a Material Adverse Effect on any Receivables at any time during the term hereof without the prior written consent of Company (such consent not to be unreasonably withheld or delayed). In the event of any amendment or modification of the Servicing Manual, Servicer shall promptly provide a copy of the amended or modified manual to Company, and the Servicing Manual, as amended or modified, must continue to be in compliance with Laws.

Section 3.     Administration and Servicing of Receivables and Accounts

(a)                                Servicer to Act as Servicer.

(i)    Servicer shall service and administer the Receivables and related Accounts in accordance with this Agreement and Customary Servicing Procedures, and shall have full power and authority to do or cause to be done any and all things in connection with such servicing and administration that Servicer may deem necessary or desirable and in compliance with the terms of this Agreement, the Customary Servicing Procedures and applicable Laws. Servicer may subcontract with a qualified person to perform all or any portion of the Servicer’s servicing duties hereunder; provided that (i) the Servicer shall select such person with reasonable care and shall be solely responsible for the fees and expenses payable to any such subcontractor, (ii) Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable with respect to the Receivables and related Accounts upon termination of this Agreement.

(ii)    Servicer may waive, modify or vary the terms of any Receivable and related Account or consent to the postponement of strict compliance with any such term if in the Servicer’s reasonable and prudent determination such waiver, modification or postponement is consistent with its Underwriting Guidelines and the Servicing Manual; provided that Servicer shall not (A) forgive any portion of a scheduled payment under any Receivable or permit any modification with respect to any Receivable that would decrease total Scheduled Payments due thereunder unless, in each case such modification is made in accordance with the policy and procedures as identified in the Servicing Manual and the Underwriting Guidelines. For the avoidance of doubt, Servicer may waive any late payment charge or any other fees that may be collected in the ordinary course of servicing any of the Receivables.

(iii)    Servicer may request from Company any powers of attorney and other documents reasonably necessary to enable Servicer to carry out their servicing and administrative duties under this Agreement.

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(iv)    Notwithstanding anything to the contrary herein, to the extent there is any conflict between the terms of this Agreement and Customary Servicing Procedures (including the Servicing Manual), the terms of this Agreement shall control, except to the extent required to comply with applicable Laws.

(b)                Enforcement and Liquidation; Reporting.

(i)    Servicer shall, consistent with Customary Servicing Procedures, act with respect to the Receivables and related Accounts in such manner as will maximize the receipt of principal, interest, fees and premiums on the Receivables and related Accounts. Subject to Section 3(b)(ii) in the event that any Receivable becomes a Defaulted Receivable, Servicer shall take such action, consistent with Customary Servicing Procedures, as it shall deem to be in the best interest of Company so as to maximize the receipt of principal and interest on such Defaulted Receivable.

(ii)    Notwithstanding anything to the contrary herein or in the Servicing Manual, Servicer shall not, without the prior written consent of Company, commence any Proceeding to enforce or collect upon the Receivables, regardless of whether such Proceeding is brought in its own name, as an agent for Company, or in the name of Company.

(c)                Collection of Receivable Payments. Continuously from the date hereof until the principal, interest, fees and premiums on all Receivables are paid in full, Servicer will proceed diligently, in accordance with this Agreement and the Servicing Manual, to collect all payments due under each of the Receivables and related Accounts when the same shall become due and payable.

(d)                Reporting of Collections on Charged Off Receivables. Servicer shall, on the Reporting and Remittance Date immediately following the 15th day of each calendar month, provide a written report to Company, in reasonable detail, setting forth all collections and charged off Receivables for the related Collection Period, which shall include the information set forth in Exhibit G. The parties agree that the form of reporting on charged off Receivables in Exhibit G will be finalized after the Effective Date

(e)                Insurance Reporting: Servicer shall on the Reporting and Remittance Date immediately following the 15th day of each calendar month, provide a written report to Company, in reasonable detail, which shall include the information set forth in Exhibit H for all Insurance with respect to the related Collection Period. The parties agree that the form of insurance reporting in Exhibit H will be finalized after the Effective Date

(f)                Deposits in Collection Account.

(i)    Company has established and shall maintain the Collection Account into which Servicer or Seller, as the case may be, shall deposit all Collections net of the Servicing Fee and Purchase Price payable to the Seller pursuant to Section 5(a) of the Master Receivables Purchase Agreement (“Net Collections”) with respect to the Receivables, the applicable details of which are set forth herein in Exhibit B, provided that all credit card servicing fees and related expenses shall be borne by Servicer. Subject to Section 5(b), all Net Collections received by Servicer with respect to the Receivables for each Collection Period, including, among other things, Principal Prepayments, Liquidation Proceeds, Insurance Retro Commissions and charged off Receivables, will be transferred to the Collection Account on or before the related Reporting and Remittance Date (it being understood that Net Collections in respect of Insurance Retro Commissions and charged off Receivables shall be deposited in the Collection Account no less frequently than monthly). Servicer shall bear all costs associated with transferring Net Collections into the Collection Account. Only the Company or its designee will have authority to withdraw or release funds from the Collection Account. Servicer shall not deposit in Collection Account any funds other than Net Collections received with respect to the Receivables. For the avoidance of doubt, Servicer shall not be liable for any costs associated with opening, setting-up, maintaining, creating or perfecting a security interest in the Collection Account for the benefit of Company.

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(ii)    Servicer shall identify all funds collected and received pursuant to each Receivable as separate from any of its own general assets and from any other amount owed in respect of the related Accounts; provided that Company acknowledges and agrees that Servicer may co-mingle payments received in the account on behalf of itself and purchasers, including Collections; provided further that the Servicer acknowledges and agrees that it shall hold in trust for the benefit of Company any such payments of Collections it receives related to the Receivables prior to remittance of such funds to the Collection Account.

(iii)    Servicer will transfer funds from each Local Account related to each applicable Receivable into the Servicer Account within two (2) Business Days of receipt. Servicer will pay all fees related to the maintenance of the Local Accounts and the Servicer Account. The Local Accounts and the Servicer Account will not be exclusive to Company (e.g. check payments from all of Servicer’s serviced accounts are deposited into the comingled Local Accounts and the Servicer Account).

Section 4.     Statements to Company

(a)    Remittance Report. On or before each Reporting and Remittance Date, Servicer shall deliver to Company via secure and mutually acceptable transmission method a remittance report and Receivable Level Data Tape as of the end of the related Collection Period reflecting all activity with respect to the Receivables during such Collection Period.

(b)    Notice of Claims. Servicer shall give prompt written notice to Company, containing the details thereof, of (1) any material Claim or Proceeding instituted by or against Servicer or any of its Affiliates related to the Services, or the Receivables in any federal or state court or before any commission or other Governmental Authority, or any material Claim or Proceeding to Servicer’s knowledge threatened against Servicer or any of its Affiliates related to the Services or the Receivables; (2) any Claim or Proceeding pending, or to Servicer’s knowledge, threatened against Servicer before any Governmental Authority that might prohibit or materially and adversely affect the performance by Servicer of its obligations under, or the validity or enforceability of, this Agreement or materially and adversely affect the condition (financial or otherwise) or operations of Servicer; (3) any putative class action complaint; (4) to the extent permitted by Laws and such Governmental Authority, any material investigation by any Governmental Authority involving the Services; and (5) the occurrence of facts actually known to Servicer that would constitute a Servicer Event of Default under this Agreement, following the giving of notice and the failure to cure.

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Section 5.     General Servicing Procedures; Compensation

(a)    Servicing Compensation. As compensation for the Services, Servicer shall be entitled to receive the Servicing Fee on the first Business Day of each calendar month for services rendered during the immediately preceding month, it being understood that no compensation in addition to the Servicing Fee shall be payable in respect of Defaulted Receivables; provided however, in the event of termination of this Agreement and upon the receipt by Servicer of a Successor Servicer Commencement Notice, the Servicer shall not be entitled to any portion of the Servicing Fee that would have been earned after the date occurring after the date of such termination on which the transfer of the servicing of the Receivables becomes fully effective.

(b)    Invoicing. In the event that a Servicing Fee has not been paid in full when due as set forth in Section 5(a), Servicer shall invoice Company monthly, but no later than the 5th Business Day of the applicable month, for the amount of the applicable Servicing Fee which remains unpaid. Such invoice shall include reasonable detail on the amount due, all amounts netted out of Collections and what such amounts are attributable to, and shall provide to Company such supporting documentation as Company may reasonably request. To the extent Collections are insufficient to cover the Servicing Fee, Company shall pay the unpaid amount of the Servicing Fee within thirty (30) days after the date the invoice is received by Company and all further Collections shall be applied to such outstanding amount until paid in full either by Company or through the application of Collections.

(c)    Termination. If any material portion of the Servicing Fee that is not then being disputed in good faith by Company remains unpaid for more than ninety (90) days from the date the invoice is received by Company and Servicer has provided Company with notice of such late payment, Servicer may terminate this Agreement.

(d)    Company’s Right to Examine Servicer Records; Inspections.

(i)    Company and its agents and designees shall have the right, after reasonable notice to Servicer, during normal business hours, to examine and audit any and all of the books, records, systems or other information of Servicer whether held by Servicer or by another on behalf of Servicer, which may be relevant to the performance or observance by Servicer of the terms, covenants or conditions of this Agreement. The cost of such review shall be borne by the Company.

(ii)    Servicer will permit, with reasonable advance notice, any authorized representatives designated by Company or its financing sources to visit and inspect, without hindrance, any of the properties of Servicer related to the Receivables or to the performance of this Agreement, to inspect, audit, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with any Person, including, without limitation, employees of Servicer and independent public accountants (and shall instruct such accountants to communicate directly with Company and its agents and designees), all at such reasonable times during normal business hours and as often as may reasonably be requested.

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(iii)   At any time during the existence of a Servicer Event of Default and otherwise one (1) time in any calendar quarter, upon five (5) Business Days’ prior written notice, Servicer will permit any authorized representatives designated by Company to perform a compliance review (a “Compliance Review”) to examine, audit and verify the compliance by Servicer with this Agreement and applicable Laws. Servicer shall cooperate with all reasonable requests and provide Company (or its designees) with all necessary assistance and information in connection with each such Compliance Review. In connection with any such Compliance Review, Servicer will permit any authorized representatives designated by Company to review Servicer’s forms, books, records, information processes and internal control environment, records management, performance standards, compliance practices (including consumer compliance practices), policies, procedures, and practices with respect to the management and oversight of any agent, subcontractor, or service provider Servicer has involved in the provision of the services hereunder, and procedures and marketing materials. Company or its designees may make written recommendations regarding Servicer’s compliance with applicable Laws, and Servicer shall consider these recommendations in good faith, consult with Company regarding the implementation of such recommendations and will use commercially reasonable efforts to implement in all material respects on a timely basis any recommendation which Company determines, in its reasonable discretion, is a reasonable recommendation.

(iv)    Servicer shall use commercially reasonable efforts to cause any of its agents, contractors, or service providers to allow Company and its designees access to the premises of such agent, contractor, or service provider for the purpose of auditing its operations related to the Services upon reasonable prior notice.

(v)    Servicer shall cooperate with any examination that may be required by any Governmental Authority with audit and examination authority over Company; provided, however, that if such audit is occasioned by anything other than the Servicer’s performance under this Agreement, the reasonable and documented out-of-pocket costs and expenses of such audit (including without limitation reasonable attorneys, accountants and other professional fees) shall be reimbursed and paid by Company.

Section 6.     Indemnification; Third Party Claims.

(a)    Servicer Indemnification. Servicer will defend, indemnify and hold Company, its Affiliates and each of their officers, directors, trustees, employees and agents harmless (to the fullest extent permitted by law) from and against, any and all liabilities, damages, losses, and expenses (regardless of the capacity in which the indemnified party incurs such liabilities, damages, losses, and expenses), including, without limitation, reasonable attorneys’ fees and expenses (other than those for a third party claim with respect to which Servicer has retained counsel and assumed the defense on behalf of Company in accordance with Section 6(d)) reasonable out-of-pocket costs, interest and penalties arising from (i) any default or failure by Servicer in the performance of its duties as Servicer under this Agreement; (ii) errors and omissions of the Servicer in the performance of its duties as Servicer under this Agreement; (iii) any breach of a representation, warranty or covenant by Servicer under this Agreement or any breach by Servicer of its obligations under this Agreement; and (iv) fraud, willful misconduct, bad faith or gross negligence on the part of Servicer; provided that such indemnity shall not, as to Company or its Affiliates, or any of their officers, directors, employees and agents, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgement to have resulted from the gross negligence or willful misconduct of such Person.

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(b)    Company Indemnification. Company will defend, indemnify and hold Servicer, its Affiliates and each of their officers, directors, employees and agents harmless from and against any and all liabilities, damages, losses, and expenses (regardless of the capacity in which the indemnified party incurs such liabilities, damages, losses, and expenses), including, without limitation, reasonable attorneys’ fees and expenses (other than those for a third party claim with respect to which Company has retained counsel and assumed the defense on behalf of Servicer in accordance with Section 6(d)), reasonable out-of-pocket costs, interest and penalties, arising from (i) any breach of this Agreement on the part of Company; (ii) all third party claims brought against Servicer or its Affiliates that result from Company’s performance or failure to perform any of its obligations under this Agreement; and (iii) all third party claims brought against Servicer or its Affiliates arising out of or relating to the failure of Company and/or any of its Affiliates to comply with all applicable Laws, in all cases, except to the extent such liabilities, damages, losses and expenses arise from the willful misconduct or gross negligence of Servicer; provided that such indemnity shall not, as to Servicer or its Affiliates, or any of their officers, directors, employees and agents, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final and non-appealable judgement to have resulted from the gross negligence or willful misconduct of such Person.

(c)    Damages Waiver. Notwithstanding anything to the contrary in this Agreement, neither Servicer nor Company shall be liable to the other (or the other’s Affiliates, officer, directors, employees and agents) under or in connection with this Agreement for any indirect or consequential or other damages relating to prospective profits, income, anticipated sales or investments, or goodwill, or for any punitive or exemplary damages, except to the extent such losses or damages (i) are payable to a third party in connection with a third party claim or (ii) result from willful misconduct, a willful breach of this Agreement, fraud or gross negligence.

(d)    Indemnification Procedure. A party entitled to indemnification shall give prompt written notice to the indemnifying party of any claim, assertion, event, condition or proceeding by any third party with respect to which it may request indemnification under this Section 6. The failure to give such notice will not relieve the indemnifying party from liability hereunder unless, and solely to the extent that, the liabilities, damages, losses or expenses to be indemnified could have been avoided with such prompt notification. An indemnifying party will have the right, upon written notice to the indemnified party within twenty (20) days after receiving notice of a third-party claim, to conduct at its own expense the defense against such third-party claim in its own name, or, if necessary, in the name of the indemnified party. When the indemnifying party assumes the defense, the indemnified party will have no liability for any compromise or settlement of any third-party claim that is effected without its prior written consent (which consents shall not be unreasonably withheld or delayed), unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and such compromise or settlement includes a release of each indemnified party from any liabilities arising out of the third-party claim. If the indemnifying party delivers a notice electing to conduct the defense of the third-party claim, the indemnified party will, at the indemnifying party’s expense, cooperate with and make available to the indemnifying party such assistance, personnel, witnesses and materials as the indemnifying party may reasonably request. If the indemnifying party does not deliver a notice electing to conduct the defense of the third- party claim, the indemnified party will have the sole right to conduct such defense and the indemnified party may pay, compromise or defend such third-party claim or proceeding at the indemnifying party’s expense. Regardless of which party defends the third-party claim, the other party will have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.

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(e)    Survival. Notwithstanding anything else in this Agreement, this Section 6 shall survive the expiration or termination of this Agreement.

Section 7.     Merger or Consolidation of Servicer.

(a)    Existence. Servicer will keep in full effect its existence, rights and franchises as a limited liability company, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Receivables and to perform its duties under this Agreement.

(b)    Successor Qualifications. Subject to Company’s termination rights under Section 11, any Person into which Servicer may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which Servicer shall be a party, or any Person (including an Affiliate of Servicer) succeeding to substantially all of the business or assets of Servicer (whether or not related to loan servicing), shall automatically be the successor of Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an entity whose ongoing business includes the servicing of Receivables and shall be fully licensed to service Receivables, respectively, under applicable Laws and in accordance with Customary Servicing Procedures; provided, further, that, notwithstanding the foregoing, upon the closing of any such merger, conversion or consolidation, the successor or surviving Person shall expressly assume in writing all obligations of Servicer under this Agreement.

Section 8.     Servicer Not to Resign. Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except (a) by mutual consent of Servicer and Company, or (b) upon the determination that Servicer’s duties hereunder are no longer permissible under applicable Laws and such impermissibility cannot be cured by Servicer. Any such determination permitting the resignation of Servicer shall be evidenced by an opinion of counsel to such effect delivered to Company, which opinion of counsel shall be in form and substance reasonably acceptable to Company.

Section 9.     Representations and Warranties of Servicer. The Servicer makes the following representations and warranties to Company as of the date of this Agreement, and as of the date each Receivable becomes subject to this Agreement:

(a)    Servicer is a corporation, validly existing and in good standing under the laws of the state of Florida. Servicer is duly qualified and in good standing in each state where the nature of its business or the character of its properties makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect and Servicer is taking all commercially reasonable actions necessary to remedy such failure to be so qualified or in good standing. Servicer is licensed and registered, in each state where the nature of its business or the character of its properties makes such licensing or registration necessary.

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(b)    Servicer has the full power and authority to service the Receivables and related Accounts hereunder and to execute, deliver and perform its obligations under, and to enter into and consummate all transactions contemplated by, this Agreement. Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of Servicer, enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws and general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)    The execution and delivery of this Agreement by Servicer and the performance of and compliance with the terms of this Agreement will not (i) violate Servicer’s organizational documents, (ii) constitute a default under, or result in a breach or acceleration of, any material contract, agreement or other instrument to which Servicer is a party or which may be applicable to Servicer or its assets where such default, breach or acceleration could reasonably be expected to have a Material Adverse Effect, (iii) violate any Laws applicable to Servicer or its assets or (iv) impair the ability of Company to enforce the Receivables or related Accounts, impair the value of the Receivables, or impair the ability of Company to realize the full benefits accruing pursuant to this Agreement.

(d)    Servicer is (A) in compliance in all material respects with all Laws applicable to Servicer that relate to the Receivables or Servicer’s performance of the Services or its other obligations under this Agreement and (B) except where such failure to be in compliance could not reasonably be expected to have a Material Adverse Effect, in compliance with all other Laws applicable to Servicer or its assets.

(e)    There are no Claims or Proceedings pending, or to Servicer’s knowledge, threatened against or affecting Servicer before any Governmental Authority (i) that might prohibit its entering into this Agreement, (ii) seeking to prevent the consummation of the transactions contemplated by this Agreement, (iii) asserting the invalidity of this Agreement, any Receivable or Account Document or (iv) that could reasonably be expected to have a Material Adverse Effect on the Servicer or on the timing of any payments or prepayments of, or the enforceability of, any Receivables.

(f)    No consents, licenses, registrations, permits, approvals, authorizations or orders of any Governmental Authority (“Permits”) are required for the operation of Servicer’s business or the execution, delivery and performance by Servicer of, or compliance by Servicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such Permits, if any, that have been obtained by Servicer prior to the date hereof. Throughout the term of this Agreement, Servicer shall comply with and maintain in full force and effect all such Permits. All such Permits are in full force and effect, no violations are or have been recorded with respect to any such Permits, and there are no Proceedings pending or, to Servicer’s knowledge, threatened that may terminate, revoke, or limit any such Permits.

(g)    The performance of the Services and the consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Servicer.

(h)    Servicer has the facilities, procedures and experienced personnel necessary for the servicing of the Receivables in accordance with this Agreement and Customary Servicing Procedures, and no event has occurred (including, but not limited to, any change in insurance coverage) which would make Servicer unable to comply with Customary Servicing Procedures.

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(i)    Servicer has disclosed to Company all agreements, instruments and corporate or other restrictions to which it or any of its Affiliates is subject that, individually or in the aggregate, would result in a Material Adverse Effect on servicing of the Receivables under this Agreement.

(j)    All monthly servicer reports, information, exhibits, financial statements, documents, books, data files or other reports furnished or to be furnished by the Servicer to the Company in connection with this Agreement or any other Program Agreement are accurate, true and correct in all material respects. The Servicing Manual delivered to Company is a complete, true and correct copy of the Servicing Manual.

(k)    Servicer’s chief place of business, its chief executive office and the office in which the Servicer maintains its books and records are located in the State of Florida. Servicer’s registered office and the jurisdiction of organization of the Servicer is the jurisdiction referred to in Section 9(a).

(l)     Servicer has filed all federal and material state income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(m)   Servicer is not Insolvent and is not the subject of any Insolvency Event.

Section 10.     Additional Covenants of Servicer.

(a)    Government Approvals. Servicer shall remain duly licensed, registered and authorized to do business in all jurisdictions necessary to perform the Services and carry out its obligations under this Agreement.

(b)    Insurance. Servicer shall, at all times that this Agreement is in effect and at Servicer’s cost and expense, keep in full force and effect general liability, errors and omissions, cyber liability, employee crime, commercial automobile (if Servicer owns automobiles), workers’ compensation insurance coverage for the Services rendered pursuant to this Agreement, and any other industry standard insurance policies required under applicable Laws. The general liability coverage will have limits of liability of not less than $2,000,000 aggregate, $1,000,000 per occurrence, with an excess liability policy(ies) (written over general liability) of not less than $25,000,000, the cyber liability coverage will have an aggregate limit of not less than $7,000,000, the employee crime (including fidelity) coverage will have a per occurrence limit of not less than $1,000,000 and the commercial automobile coverage will have an aggregate limit of $2,000,000.

At all times that this Agreement is in effect, Servicer shall add and maintain Company as an additional insured on the general liability policy described above and provide Company with a copy of the applicable certificate of insurance. On or before the Initial Closing Date (as defined in the Master Receivables Purchase Agreement), the general liability policy shall include a separation of insureds clause or similar language that will not bar coverage of Company’s claims. Company shall be given notice within five (5) Business Days of such event if the insurance coverage, or any portion thereof, has been terminated, cancelled or modified in any way that would cause Servicer to be in default of its obligations under this Section 10(d). In addition, Servicer shall provide Company with 30 days’ prior written notice of any expected material change to, or termination of, such insurance coverage. Servicer shall not terminate or allow such insurance coverage to be terminated unless Servicer has replaced such terminated portions of the insurance coverage prior to final termination or modification, without interruption of insurance coverage. Servicer shall cause its commercial general liability insurance policy(ies) to provide for waiver of subrogation in favor of Company as respects ongoing operations related to this Agreement.

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(c)	Periodic Reports.

(i)                          As promptly as practicable (but in any event not later than two (2) Business Days) after Servicer obtains knowledge of the occurrence of any event or circumstance which would permit Company to terminate this Agreement pursuant to Section 11(a), Servicer shall deliver written notice thereof to Company.

(ii)                         Within forty-five (45) days after the end of each quarter, Servicer shall deliver to Company its consolidated balance sheet and the related consolidated statement of income, stockholders’ equity and cash flows for such quarter and for the period from the beginning of the then-current fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail, together with a certification by Servicer’s chief financial officer attesting to the material accuracy thereof.

(iii)                         Within one hundred-fifty (150) daysafter the end of each fiscal year, commencing with Servicer’s fiscal year ending on December 31, 2021, Servicer shall deliver to Company (1) its audited consolidated balance sheet as at the end of such fiscal year and the related consolidated statement of income, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail, together with a certification by its chief financial officer attesting to the material accuracy thereof and with respect to such financial statements, a report thereon of its independent public accountants of recognized national standing (which report shall state that such financial statements fairly present, in all material respects, the financial position of Servicer as at the dates indicated and the results of its operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP).

(d)        Account Document and Data Integrity. Servicer agrees that all Account Documents, Account data and other information reported by Servicer to Company with respect to the Receivables will be accurate and complete and will at all times be consistent with (i) the Account Documents signed, accepted, acknowledged or agreed by, or otherwise disclosed or presented to, the related Buyer or Buyers; (ii) all Account data and other information related to the Receivables in existence at the time of origination or purchase, as applicable; and (iii) such Account Documents, Account data and other information as they concurrently exist in the applicable Buyer’s Account portal, except in the case of each of clauses (i), (ii) and (iii), where such differences are the result of an amendment or changes in accordance with the terms of the Account Document that is not otherwise in contravention of this Agreement.

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Section 11.     Default; Termination

(a)                                Servicer Events of Default. Each of the following shall constitute a Servicer Event of Default under this Agreement:

(i)      any failure by Servicer to remit to Company or deposit in the Collection Account any amount required to be so remitted or deposited under the terms of this Agreement and such failure continues unremedied for a period of three (3) Business Days after (A) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer by Company or (B) Servicer’s discovery of such failure;

(ii)     any failure by Servicer to duly observe or perform, in any material respect, any other covenants, obligations or agreements of Servicer as set forth in this Agreement which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer by Company;

(iii)    an Insolvency Event shall have occurred with respect to Servicer;

(iv)    Servicer shall become Insolvent, admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(v)     any representation or warranty made by Servicer as set forth in Section 9 proves not to have been complete, true and correct in any respect as of the date when made which could reasonably be expected to have a Material Adverse Effect;

(vi)    Servicer fails to maintain any Permits required for (A) the operation of Servicer’s servicing business or compliance by Servicer with its obligations under this Agreement or (B) the operation of Servicer’s non-servicing business if, only in the case of clause (B), the failure to maintain any such required Permit could reasonably be expected to have a Material Adverse Effect;

(vii)    Servicer fails to comply with applicable Laws and such failure could reasonably be expected to have a Material Adverse Effect;

(viii)   any regulatory inquiry (other than a routine regulatory examination, a complaint regarding a single Buyer or an inquiry that does not allege, or could not reasonably be expected to result in an allegation of, a violation of Law by Servicer or any agent or other representative of Servicer with respect to the Services or a material violation of Law by Servicer or any agent or other representative of Servicer whether or not with respect to the Services), investigation, enforcement action or litigation is commenced or order or judgment is imposed on or issued against Servicer or any agent or other representative of Servicer, in each case that could reasonably be expected to have a Material Adverse Effect;

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(ix)    The occurrence of any material adverse change or event that could reasonably be expected to have a Material Adverse Effect; or

(x)     The occurrence of any Change in Control of Servicer.

(b)                                Termination Due to Servicer Event of Default. In each and every case of a Servicer Event of Default, Company, by notice in writing to Servicer, may, in addition to whatever rights Company may have at law or equity to damages, including injunctive relief and specific performance, commence termination of all the rights and obligations of Servicer under this Agreement and in and to the servicing of the Receivables. After receipt by Servicer of a written notice from Company, stating that Company intends to terminate Servicer as a result of such Servicer Event of Default, and upon the receipt by Servicer of a Successor Servicer Commencement Notice pursuant to Section 11(e), all authority and power of Servicer under this Agreement, whether with respect to the Receivables or otherwise, shall pass to and be vested in the Successor Servicer appointed pursuant to Section 11(e) and the Successor Servicer shall commence servicing the Receivables pursuant to terms hereof; provided that Servicer shall retain authority and power to service and shall continue to service the Receivables until all of the Account Files have been successfully transferred to the applicable platform of the Successor Servicer. Upon written request from Company, Servicer shall prepare, execute and deliver to the Successor Servicer any and all documents and other instruments, place in such successor’s possession all Servicing Records and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including the transfer, endorsement or assignment of the Receivables and related documents to the successor at Servicer’s sole expense. Servicer agrees to cooperate with Company and the Successor Servicer in effecting the termination of Servicer’s responsibilities and rights hereunder. Servicer shall be entitled to the Servicing Fee and Servicing Expenses with respect to the Receivables for its performance of such duties. Such fees and expenses shall be payable by the Company.

(c)                                Waiver of Defaults. Company may waive any default by Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Servicer Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

(d)	Termination.

(i)     Except as otherwise provided herein, this Agreement shall terminate upon the payment in full of the Unpaid Amount of the Receivables and all Net Collections to the Company, subject to the parties’ right to terminate this Agreement by their mutual consent at any time.

(ii)    Except as otherwise provided herein, this Agreement shall terminate with respect to any Receivable on the date on which such Receivable is paid in full by the Buyer. Upon such termination Servicer shall provide the Company with all material information with respect to any ongoing collection efforts with respect to Defaulted Receivables.

(iii)    If termination of this Agreement is required or requested by any Governmental Authority, or if Company determines in good faith in its sole discretion, as supported by a legal opinion of counsel for Company, that its actions contemplated under this Agreement or the actions or activities of Servicer violate any applicable Laws, then Company shall have the right to terminate this Agreement, such termination effective upon receipt of the notice of such termination by Servicer.

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(e)                                Successor to Servicer.

(i)    Prior to termination of Servicer’s responsibilities and duties under this Agreement pursuant to this Section 11 or by Servicer’s resignation as servicer to the extent permitted hereunder, Company shall appoint a successor servicer (the “Successor Servicer”), which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of Servicer under this Agreement. In connection with such appointment and assumption, Company may make such arrangements for the compensation of such successor out of payments on Receivables as it and such Successor Servicer shall agree. In the event that Servicer’s duties, responsibilities and liabilities under this Agreement shall be terminated pursuant to this Section 11 or Servicer shall resign in accordance with the terms hereof, Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of the Successor Servicer. The resignation or removal of Servicer pursuant to this Section 11 shall not become effective until a Successor Servicer shall be appointed pursuant to this Section. Any Successor Servicer appointed as provided herein shall execute, acknowledge and deliver to Company an instrument accepting such appointment (the “Successor Servicer Commencement Notice”), whereupon such Successor Servicer shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of Servicer, with like effect as if originally named as a party to this Agreement; provided, however, that the Successor Servicer must either assume the insurance contracts the Servicer maintained in conformance with Section 10(b) herein or acquire new policies that satisfy the conditions of Section 10(b) prior to accepting such appointment and the predecessor Servicer shall be entitled to any amounts accrued and unpaid under such Insurance contracts prior to termination as Servicer. Any termination or resignation of Servicer or this Agreement shall not affect any claims that Company may have against Servicer arising prior to any such termination or resignation.

(ii)    Upon termination or resignation of Servicer hereunder, Servicer shall promptly deliver to the Successor Servicer all Servicing Records and related documents and statements held by it hereunder. Servicer shall account for all funds held in trust for the benefit of Company under this Agreement and not yet deposited into the Collection Account and shall immediately distribute such funds and all funds held in the Collection Account to the Successor Servicer or as otherwise directed by Company, and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the Successor Servicer all such rights, powers, duties, responsibilities, obligations and liabilities of Servicer. Servicer shall promptly notify Company of any funds Servicer receives with respect to any Receivable after the termination of this Agreement that are due to Company and shall promptly distribute such funds as directed by Company. The termination rights provided herein shall be in addition to whatever rights the non-defaulting party may have at law or equity to damages, including injunctive relief and specific performance. .

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Section 12.     Transition Services.

(a)   Upon termination in whole or in part of this Agreement for any reason (other than termination pursuant to 11(d)(i) or (ii)), at Company’s request and expense, Servicer must provide reasonable transition services up to the end of the last full calendar month ending on or after the date that is six (6) months after the effective date of such termination, or such longer period as the parties may agree, to facilitate the orderly transfer of the Services to another provider or in bringing such services in-house with Company or its affiliates such that there will be no material interruption or adverse effect with respect to such Services.

(b)    During any transition services period requested by Company pursuant to Section 12(a), Servicer shall diligently continue to perform the Services, and Company will diligently continue to fulfill its duties and obligations, pursuant to the terms of this Agreement (subject to the payment of compensation therefor by Company pursuant to the terms of this Agreement) as if this Agreement had not been terminated during such time.

(c)    Any notice of termination delivered to Servicer by Company shall specify, to the extent then known and possible, the timing and method of transition to a successor servicer. Servicer agrees to cooperate in the transfer of its responsibilities and rights hereunder to a successor servicer or subservicer, including, without limitation, the transfer to such party for administration by it of (a) all cash amounts that shall at the time be credited to the related Receivables or thereafter be received with respect to the related Receivables and (b) all files, documents and records relating to the related Receivables in its possession, regardless of whether such files are in electronic and hard copy form.

(d)    Without in any way limiting the foregoing, Servicer shall provide Company information concerning the Services reasonably necessary for the timely transition of the Services from Servicer to Company or the designee of Company.

(e)     Notwithstanding the foregoing, Servicer shall not be required to provide any Confidential Information of Servicer to any person other than that which it typically provides to Company pursuant to this Agreement, and then only to the extent that such person has executed a valid and binding confidentiality agreement with customary terms for agreements of such kind.

Section 13.     Privacy; Confidentiality.

(a)                                Protection of Consumer Information.

(i)                                  Servicer will only use, maintain and/or disclose Consumer Information in compliance with all applicable privacy and security Laws and with the policies set forth in this Section 13(a), and will ensure that Persons to whom it transfers Consumer Information do the same. In the event that Company or any of its Affiliates request Servicer to provide it with any Consumer Information, such Person shall have compliance measures in place with respect to such Consumer Information that comply with all applicable privacy and security Laws.

(ii)                                 Servicer will establish and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Consumer Information. These safeguards will be designed to protect the security, confidentiality and integrity of the Consumer Information, ensure against any anticipated threats or hazards to its security and integrity, and protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Buyer or applicant.

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(iii)                                 Servicer will ensure that any third party to whom it transfers or discloses Consumer Information (other than a credit agency) signs a written contract with Servicer in which such third party agrees to (A) restrict its use of Consumer Information to the use specified in the written contract; (B) to comply with all applicable Laws; and (C) implement and maintain appropriate safeguards as stated in clause (ii) above. Servicer agrees to transfer or make available to third parties only such Consumer Information as is reasonably necessary to carry out the contemplated task.

(iv)                                  Servicer shall notify Company immediately following discovery or notification of any breach of security of the systems maintained by Servicer. Servicer agrees to take action immediately, at its own expense, to investigate the breach, to identify and mitigate the effects of any such breach and to implement reasonable and appropriate measures in response to such breach. Servicer also will provide Company with all available information regarding such breach to assist Company in implementing its information security response program and, if applicable, in notifying affected Buyers. For the purposes of this Section 13(a), the term “breach of security” or “breach” means the unauthorized access to or acquisition of any record containing personally identifiable information relating to a Buyer, whether in paper, electronic, or other form, in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality, or integrity of the information.

(v)                                    Notwithstanding anything else contained in this Agreement, neither Servicer nor Company will, and neither of them will be obligated to, take any action that either of them believes in good faith would violate, or is reasonably likely to cause either of them to violate, any applicable Laws or that would cause either of them to become a “consumer reporting agency” for purposes of the federal Fair Credit Reporting Act, as it may be amended from time to time.

(vi)                                  Servicer will use commercially reasonable measures designed to properly dispose of all records containing personally identifiable information relating to Buyers, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such personally identifiable information so that the information cannot practicably be read or reconstructed.

(b)	Confidentiality.

(i)                                    Generally. Each party agrees that it will hold all Confidential Information in the strictest confidence and will not disclose or use any Confidential Information for any purpose other than in connection with the performance by such party of its obligations under this Agreement, and shall not disclose any Confidential Information to any third party, except that, subject to Section 13(a) each party may disclose Confidential Information: (A) to its Affiliates, and its and its Affiliates’ officers, directors, employees, auditors, agents, advisors and attorneys, (B) to its third party service providers, capital providers, and asset funders (to the extend such funders are impacted by the servicing of the assets) that have agreed in writing with such disclosing party to use and maintain the confidentiality of such Confidential Information in accordance with this Agreement, (C) to any Governmental Authority of such party, (D) to potential purchasers or assignees of all or any portion of the Receivables, or (E) to the extent such disclosure is required or compelled in any judicial or regulatory Proceeding or is otherwise required by applicable Laws. The parties acknowledge and agree that Servicer’s origination, purchase, credit risk management and underwriting strategies constitute Confidential Information of Servicer that is subject to the terms and conditions of this Section 13(b) that may not be disclosed to any third party.

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(ii)                                 Account Level Data. The parties acknowledge and agree that all account level data, including the application, credit bureau and ongoing account performance history related to the Receivables sold to Company under the Master Receivables Purchase Agreement, shall be the property of Servicer. Servicer hereby grants to Company, a non-exclusive, worldwide, non-sub licensable, royalty-free, fully paid-up license to use, reproduce, prepare derivative works of such account level data to develop, refine, or enhance Servicer’s origination, purchase, credit risk management and underwriting strategies. Servicer shall provide to Company the ongoing account performance data for the life of each Receivable sold to Company hereunder Such data shall be treated as Confidential Information of Company that is subject to the terms and conditions of this Section 13(b).

(c)                                Publications. Servicer shall not publish or otherwise distribute any written materials (including any website content or correspondence with Buyers) referencing Company or any of its Affiliates, nor shall Servicer orally discuss or reference Company or any of its Affiliates in connection with any Receivable or the Account Program with any Buyers or Receivable applicants, in each case, without the express prior written consent of Company.

Section 14. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when received by the other party when sent by certified mail, return receipt requested, or electronic mail (at such email addresses as a party may designate in accordance herewith), at the respective addresses set forth below:

if to Company:

B. Riley Receivables, LLC

30870 Russell Ranch Road, Suite 250

Westlake Village, CA 91362

Attention: Gina Downs

Phone: (818) 746-9310

E-mail Address: gdowns@brileyfin.com

with a copy, which shall not constitute notice, to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: John Ventola

E-mail Address: jventola@choate.com

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if to Servicer:

W.S. Badcock Corporation

200 Phosphate Blvd., N.W.

Mulberry, FL 33860

Attention: Mitchell P. Stiles, Senior Vice President- Retail Operations

E-mail Address: Mitchell.Stiles@badcock.com

(863) 425-7506

with a copy, which shall not constitute notice, to:

W.S. Badcock Corporation

200 Phosphate Blvd., N.W.

Mulberry, FL 33860

Attention: Phillip Bayt, Senior Vice President and General Counsel

E-mail Address: phil.bayt@badcock.com

(863) 425-7637

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt). The parties may provide other communications hereunder via email, but such communications shall only be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as a return e-mail or other written acknowledgement, but not an automated response such as by the “return receipt requested” function).

Section 15.     Miscellaneous

(a)    Amendment. This Agreement, including any exhibits or schedules hereto, may be amended from time to time only by an agreement in writing signed by Company and Servicer.

(b)    Severability. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Receivable sold to Company shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Laws, the parties hereto waive any provision of Laws which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

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(c)    Duration of Agreement. This Agreement shall continue in existence and effect until terminated as herein provided.

(d)    GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

(e)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)    Choice of Forum. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York or any court of the State of New York sitting in New York County, and any appellate court from any thereof, in any action, litigation or proceeding of any kind arising out of or relating to this Agreement and agrees to bring any such action, litigation, or proceeding only in such courts. Each party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient form to the maintenance of such action or proceeding in any such court.

(g)    Assignment. This Agreement shall not be assigned by Servicer to a third party without the prior written consent of the Company. The Company may, without the consent of Servicer, assign this Agreement and its rights and obligations hereunder to any Affiliate of Company or any purchaser, assignee of other transferee of all or some of the Receivables from Company. Notwithstanding anything in this Agreement or in the Master Receivables Purchase Agreement to the contrary, Company may, without prior written notice and without the consent of Servicer, sell, assign or otherwise transfer all or any part of the any Receivables.

(h)    General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)                                the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)                               accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

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(iii)                            references herein to “Sections”, “Exhibits” and other subdivisions without reference to a document are to designated Sections, Exhibits and other subdivisions of this Agreement;

(iv)                            the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(v)                             the term “include” or “including” shall mean without limitation by reason of enumeration; and

(vi)                            section headings are for convenience only and shall not be part of the terms and conditions of this Agreement.

(i)    Execution; Successors and Assigns. This Agreement, any documents to be delivered pursuant to this Agreement and any notices thereunder, may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement, any notices thereunder, and signature pages to any of the foregoing, may be transmitted between them by facsimile or by electronic mail and that faxed, PDF or DocuSign (or other e-signature) signatures may constitute original signatures and that a faxed, PDF or DocuSign (or other e-signature) signature page containing the signature (faxed, PDF, DocuSign (or other e-signature) or original) is binding upon the parties. The original documents shall be promptly delivered, if requested. Subject to the express terms hereof, this Agreement shall inure to the benefit of and be binding upon Company and Servicer and their respective successors and permitted assigns.

(j)    Further Agreements. Servicer and Company each agrees to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

(k)   No Partnership. Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the Services of Servicer shall be rendered as an independent contractor and not as agent for Company.

(l)    Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

(m)  Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

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(n)    Force Majeure. No party to this Agreement shall be liable for any failure to perform or delay in its performance of its obligations to the extent such failure or delay is as a result of war, invasion, act of foreign enemies, hostilities (whether war is declared or not), civil war, rebellion, revolution, insurrection, military or usurped power of confiscation, terrorist activities, nationalization, government sanction, blockade or embargo (a “Force Majeure Event”). Notwithstanding the foregoing, a Force Majeure Event shall not excuse a party from any of its obligations hereunder or liability for failure to perform (i) if such failure or delay is due to the non-performing party’s (or any of its personnel’s) gross negligence or willful misconduct, including failing to prevent or causing such failure or delay and (ii) to the extent that the non- performing party commercially reasonably could have prevented the failure or delay by reasonable precautions or could not reasonably have circumvented the underlying issues through the use of alternate sources, workaround plans or other means. In the case of a Force Majeure Event to which the previous sentence is not applicable, the non-performing party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any party so delayed in its performance or unable to perform shall immediately notify the party to whom performance is due, describe at a reasonable level of detail the circumstances causing such delay and keep the other party informed on a daily basis of the status of its efforts to recommence performance of its obligations under this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, Company and Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

W.S. BADCOCK CORPORATION
(Servicer)

By: /s/ Robert Burnette
Name: Robert Burnette
Title: Chief Executive Officer

B. RILEY RECEIVABLES, LLC
(Company)

By:/s/ Martin Bernstein
Name: Martin Bernstein
Title: Senior Vice President